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                                                            Exhibit (d)(I)(1)(c)

(NEW YORK LIFE INVESTMENT MANAGEMENT LLC LOGO)

March 1, 2007

Board of Directors
Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010

Re:   Expense Reimbursements

Dear Board of Directors:

(1) This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of each class of shares (the "Class") for each of the MainStay Conservative Allocation Fund, MainStay Growth Allocation Fund, MainStay Moderate Allocation Fund and MainStay Moderate Allocation Fund (the "Funds"), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will waive a portion of a Fund's management fees or reimburse the expenses of the appropriate Class of a Fund in the amount of such excess, consistent with the method set forth in Section (4) below:

FUND/CLASS                                                        EXPENSE LIMIT
----------                                                        -------------

MAINSTAY CONSERVATIVE ALLOCATION FUND
MainStay Conservative Allocation Fund Class A                              0.50%
MainStay Conservative Allocation Fund Class B                              1.25%
MainStay Conservative Allocation Fund Class C                              1.25%
MainStay Conservative Allocation Fund Class I                              0.25%

MAINSTAY GROWTH ALLOCATION FUND
MainStay Growth Allocation Fund Class A                                    0.50%
MainStay Growth Allocation Fund Class B                                    1.25%
MainStay Growth Allocation Fund Class C                                    1.25%
MainStay Growth Allocation Fund Class I                                    0.25%

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Board of Directors
March 1, 2007
Page 2

MAINSTAY MODERATE ALLOCATION FUND
MainStay Moderate Allocation Fund Class A                                  0.50%
MainStay Moderate Allocation Fund Class B                                  1.25%
MainStay Moderate Allocation Fund Class C                                  1.25%
MainStay Moderate Allocation Fund Class I                                  0.25%

MAINSTAY MODERATE GROWTH ALLOCATION FUND
MainStay Moderate Growth Allocation Fund Class A                           0.50%
MainStay Moderate Growth Allocation Fund Class B                           1.25%
MainStay Moderate Growth Allocation Fund Class C                           1.25%
MainStay Moderate Growth Allocation Fund Class I                           0.25%

We authorize the Funds and their administrator to reduce our monthly management fees or reimburse the monthly expenses of the appropriate Class of a Fund to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below. We authorize the Funds and their administrator to request funds from us as necessary to implement the limitations stated in this Section (1). We will pay to the Fund or Class any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

(2) Our undertaking to waive fees and reimburse expenses as stated above may not be terminated without prior approval of the Board of Directors.

(3) The foregoing expense limitations supersede any prior agreement regarding expense limitations. Each expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal years of the Funds. Consequently, if the amount of expenses accrued during a month is less than an expense limitation, the following shall apply: (i) we shall be reimbursed by the respective Class(es) in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to Sub-Section (3)(i), the Class(es) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year. We shall be entitled to recoupment from a Fund or Class of any fee waivers or expense reimbursements pursuant to this arrangement consistent with the method set forth in Section (4) below, if such action does not cause the Fund or Class to exceed existing expense limitations, and the recoupment is made within three years after the year in which NYLIM incurred the expense.

(4) Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of the Fund in accordance with the terms of the Fund's multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "18f-3 Plan"). To this end, the benefit of any waiver or reimbursement of any management fee and any other "Fund Expense," as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Fund based on net asset value, regardless of Class.

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Board of Directors
March 1, 2007
Page 2

      This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend. In the event of any conflict between any other term of this Agreement and this Section (4), this Section (4) shall control.

                                      * * *

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:
   --------------------------
      Brian A. Murdock
      President and CEO

                                           ACKNOWLEDGED:

                                           ECLIPSE FUNDS INC.

                                           By:
                                              ----------------------------------
                                              Christopher O. Blunt
                                              President